Issuer Free Writing Prospectus dated January 4, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated December 18, 2023
Registration Statement No. 333-275413

HW Electro Co., Ltd. Investor Presentation Nasdaq Ticker: HWEP Issuer Free Writing Prospectus dated January 4 , 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated December 18, 2023 Registration Statement No. 333 - 275413

Legal Disclaimer 2 This free writing prospectus relates to the proposed public offering of American Depositary Shares (“ADSs”) of HW Electro Co . , Ltd . (“we”, “us”, or “our”) . We have filed the Registration Statement on Form F - 1 , as amended (File No . 333 - 275413 ) (including a prospectus) with the U . S . Securities and Exchange Commission (the “SEC”) for such proposed public offering to which this communication relates . Before you invest, you should read the preliminary prospectus included in the Registration Statement (including the risk factors described therein) and other documents we have with filed the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the preliminary prospectus if you contact Univest Securities, LLC, 75 Rockefeller Plaza, Suite 1838 , New York, NY 10019 , or via email : info@univest . us , or contact HW Electro Co . , Ltd . via email : ir@hwelectro . com . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of the Registration Statement of which the preliminary prospectus forms a part . Note: Unless otherwise stated, all information included in this presentation is as of the date of the preliminary prospectus.

Forward - Looking Statements 3 This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results, and financial needs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth strategies, including our ability to meet our goals ; current and future economic and political conditions ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract customers and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; the COVID - 19 pandemic ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” of our Registration Statement on Form F - 1 , as amended (File No . 333 - 275413 ), and other documents that may be filed from time to time with the SEC, including, but not limited to, the risks detailed in our preliminary prospectus dated December 18 , 2023 , which forms a part of such Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read this presentation and the documents that we refer to in this presentation and have filed as exhibits to the Registration Statement completely and with the understanding that our actual future results may be materially different from what we expect . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Offering Summary 4 HW Electro Co., Ltd. Issuer ADSs, each represents one ordinary share of the Company (“Ordinary Share”). Securities Initial Public Offering Offering Type Nasdaq Capital Market: HWEP Proposed Listing/Symbol 3,750,000 ADSs, or 4,312,500 ADSs if the Representative exercises its over - allotment option in full (based on an assumed initial public offering price of $4.00 per ADS). Securities Offered $4.00 per ADS. Assumed Initial Offering Price $ 11 . 8 million or $ 13 . 8 million if the Representative exercises its over - allotment option in full (based upon an assumed initial public offering price of $ 4 . 00 per ADS ) . Net Proceeds • Approximately 50 % for the purchase of electric vehicles and other general corporate purposes ; • Approximately 30 % for research and development of “PUZZLE” ; • Approximately 10 % for marketing ; and • Approximately 10 % for further research and development to update and upgrade the HW ELECTRO Platform Service . Use of Proceeds Univest Securities, LLC Representative of the Underwriters

Company Overview 5 We are principally engaged in the business of importing and selling high - performance fully electric light commercial vehicles.* 1 st company in Japan to obtain a license plate number for imported electric light commercial vehicles 2 nd company to sell electric light commercial vehicles in Japan Date of Incorporation May 24, 2019 April 2022 HW ELECTRO Platform September 2023 Headquarters Tokyo , Japan July 2022 June 2023 We expect to sell our first own originally designed electric vehicle called “PUZZLE” in the first half of 2025 *Light commercial vehicles: commercial carrier vehicles with a gross vehicle weight ≤ 3,500 kilograms. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Corporate Structure 6 Weicheng Hsiao Eiji Fujino Autobacs Seven (1) Minority Shareholders (2) Public Shareholders HW Electro Co., Ltd. Japan, 2019 Pre/Post - IPO (3) 49.0% / 44.6% 6.6% / 6.0% 7.5% / 6.8% 36.9% / 33.6% 0% / 9.0% See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. (1) Represents 2 , 857 , 142 Ordinary Shares held by Autobacs Seven Co . , Ltd . , a Japanese public company, as of the date of the preliminary prospectus, which were converted from 2 , 857 , 142 Series A convertible preferred shares held by Autobacs Seven Co . , Ltd . on August 31 , 2023 . (2) Represents 14 , 077 , 766 Ordinary Shares held by 64 shareholders, each of which holds less than 5 % of our Ordinary Shares, as of the date of the preliminary prospectus . (3) The percentage is based upon 38 , 074 , 888 Ordinary Shares issued and outstanding as of the date of the preliminary prospectus and excludes any Ordinary Shares issuable upon exercise of outstanding options .

Business Overview

Business Overview 8 Types P erformance Acceleration from 0 to 50 kilometers per hour in 15 seconds P eak torque of 120 Newton meters M aximum speed of approximately 85 km/h Weighs only 1,110 kg L oad capacity is up to 400 - 450 kg C arry one additional passenger besides the driver E nergy Efficiency Battery pack capable of storing approximately 25.92 kWh of usable energy 10 to 12 hours to fully charge through AC charging ELEMO Our first electric light commercial vehicle with a larger size, higher load capacity, a longer distance of cruising range, an d a larger battery capacity than ELEMO - K. As with the ELEMO - K, it complies with, or is exempt from, all applicable vehicle safety standards in Japan. Flatbed Has an enclosed cabin, and a back end made up of a cargo bed that is enclosed by three low walls with no roof A chassis cab truck with an enclosed cuboid - shaped cargo area. Purchasers can also opt to equip a refrigeration system on the cargo box for additional fees Pick Up Box A type of truck whose bodywork is just an entirely flat, level bed with no sides or roof

Business Overview 9 ELEMO - K Types P erformance Acceleration from 0 to 50 kilometers per hour in 15 seconds P eak torque of 120 Newton meters M aximum speed of approximately 85 km/h Weighs only 850 kg L oad capacity is up to 350 kg C arry one additional passenger besides the driver E nergy Efficiency Battery pack capable of storing approximately 13 kWh of usable energy 6 to 8 hours to fully charge through AC charging Has an enclosed cabin, and a back end made up of a cargo bed that is enclosed by three low walls with no roof A chassis cab truck with an enclosed cuboid - shaped cargo area. Purchasers can also opt to equip a refrigeration system on the cargo box for additional fees Pick Up Box The second electric light commercial vehicle we sell. It complies with, or is exempt from, all applicable vehicle safety stan dar ds in Japan.

Business Overview 10 ELEMO - L • Commenced sales in June 2023 • A van - type electric vehicle • Could be used for commercial and recreational camping purposes About ELEMO - L

Business Overview 11 Unique Design and User - friendliness Maximizes shared parts and even body panels to offer more usable space than a typical commercial van Compatible with supportive software, such as o Apple CarPlay o Android Auto o HW ELECTRO Platform Service See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Additional Functions and Features • Provides Internet connection over Wi - Fi • Provides electricity through wall outlets and USB ports • Solar panel installed on the top powers the built - in SOS system PUZZLE In the first half of 2025, we expect to launch our first originally designed electric light commercial vehicle — PUZZLE, a comme rcial van to be made for the Japanese market.

Business Overview 12 HW ELECTRO Platform Service A n optional supporting system that assists customers in managing the electric light commercial vehicles and their drivers, which could be purchased when placing orders for our electric light commercial vehicles See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. We expect the launch of the HW ELECTRO Platform Service and its constant upgrade to diversify the sources of our total revenue by the fiscal year ended September 30 , 2027 . Enables us to collect and analyze big data to evaluate the performance of each driver for the customer’s reference • D riving data • Routing data • Vehicle conditions Assists the customer/driver to manage and organize • Travel route • Estimated driving time • Remaining load capacity • Maintenance information In the next phase of development, we plan to provide a service that will enable temperature control of the cargo box .

Business Model 13 Cenntro China Hangzhou Plant Shipping (Shanghai) Arrival (Yokohama) • Vehicle inspection after receipt • Vehicle modification for vehicle regulation compliance and market requirement fulfillment • Vehicle inspection after modification • Final vehicle inspection before delivery Individual import car inspection (Vehicle inspection office) Vehicle registration (Local land transportation office) Delivery to the customer • Accessary installation • Vehicle Inspection <Necessary vehicle homologation information; by MODEL> This shall be provided by Cenntro • Full sets of Vehicle Homologation Approval Document by Authority with detailed test & performance date etc. <Necessary documents to be submitted by VEHICLE (one by one)> • Certification of Technical Conformity signed by Cenntro • Specification list signed by Cenntro • Certification of Custom Clearance • Application form of Imported Vehicle Notification In April 2021, we began working with Cenntro Electric Group Limited (“ Cenntro ”) to manufacture all of our electric light commercial vehicles in China. • C onvenient and timely access to key resources • Production cost affordability Sales & Marketing Buil t our customer base through direct sales efforts Collaborated with ENEOS WING to promote sales and distribution through its established sales and distribution network nationwide October 2022 Early 2023 Manufacturing Fiscal year ended September 30, 2022 Sales network development to enhance sales force and expand our sales scale See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. *As of September 30 , 2023 . By implementing the preceding measures, we have received 262 orders for our electric light commercial vehicles*

Eco - friendliness & Cost - friendliness 14 • Pick Up • Flatbed • Box Models Types ELEMO - K • Pick Up • Box ELEMO Cost - friendly In terms of size and load capacity, our electric light commercial vehicles may be considered cost - friendly in the long term. $18,472 t o $22,500 $22,348 to $24,020 Price Eco - friendly Our electric light commercial vehicles are eco - friendly as compared to the same - level, in terms of size and load capacity, gasoline - powered light commercial trucks. Same - level gasoline - powered light commercial truck ELEMO - K Same - level gasoline - powered light commercial truck ELEMO - K Approximately $3.3 per day/120 kilometers Approximately $8.7 per day/120 kilometers Approximately 1,567.6 kg a nnual CO2 emission Approximately 4,832.7 kg annual CO2 emission V.S V.S E xample*: Example**: *Assuming a 9.2 kilometers range of ELEMO - K and an electricity cost of JPY36.8 per kilowatt - hour, which was the average resident ial electricity cost in Japan for November 2022. The average cost of one liter of gasoline in Japan for November 2022 was JPY167.6 and a same - level gasoline - powered light commercial truck consum es approximately 7.5 liters of gasoline to run 120 kilometers. **Assuming both kinds of light commercial trucks run 261 days a year and that it averagely causes approximately 0.462 kilograms of CO2 emission to generate one kilowatt - hour of electricity in Japan and burning one liter of gasoline leads to approximately 2.469 kilograms.

Investment Highlights

Investment Highlight 16 A n early mover in the Japanese electric light commercial truck market The customizability and adjustability of our products Strong and experienced management 01 02 03 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

An Early Mover in the Japanese Electric Light Commercial Truck Market 17 There are only 3 companies that sell electric light commercial vehicles in Japan — Mitsubishi Motors Corporation, HW Electro Co., Ltd . and ASF Co. Ltd .* We believe adverse impact by competitors is limited as • Customizability, adjustability, and quality of our vehicles • Our customers and technical support services • Our efficient and robust operations and supply chain We believe we are well - positioned to effectively compete based on MINICAB - MiEV , Mitsubishi Motors Corporation’s first electric light commercial vehicle, was first sold . December 2011 The production of MINICAB - MiEV was temporarily discontinued . March 2021 We commenced selling ELEMO 200 , entering the market as the only company that sold electric light commercial vehicles in Japan . April 2022 We commenced selling ELEMO - K , which together with ELEMO 200 were the only two electric light commercial vehicles available in the Japanese market . July 2022 Mitsubishi Motors Corporation resumed the production of MINICAB - MiEV and continued to sell them in the Japanese market . November 2022 ASF Co . Ltd . , a Japanese electric vehicle startup, entered the market and started to sell and deliver its only electric light commercial vehicle . April 2023 • Japanese electric light commercial truck market is still growing • Demand for electric light commercial vehicles is yet to be satisfied • ASF Co . Ltd . has only been selling and delivering* its only electric light commercial vehicle, ASF 2 . 0 , since April 2023

The Customizability and Adjustability of Our Products 18 Flatbed Types Applicable Fields Pick Up We believe the customizability and adjustability of our vehicles w ill enable us to : • Further develop our customer base • Broaden the source of existing p otential customers from various industries Box Our two types of ELEMO - K and three types of ELEMO can satisfy the various needs of customers from different industries with proper adaptation and modification . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. • Logistics and home delivery • Food and beverage retail • Agriculture • Fishing • Forestry • Civil engineering and construction • Fire departments • Medical departments • Environmental hygiene departments

Strong and Experienced Management Team 19 • Mr . Hsiao is our founder and has served as our Representative Director and Chief Executive Officer since May 2019 . • Mr . Hsiao also spends limited time participating in the operation of Goodride Japan INC . , a Japanese wholesale tires company he founded in September 2017 while running our Company full time . • Mr . Hsiao founded a racing team to compete in the D 1 Grand Prix series and modified and adapted the racing cars within the regulations . • Mr . Hsiao was trained in Economics at Keiai University in 2003 . • Mr . Nagura worked as a senior manager at Takeda Pharmaceutical Company, Ltd (NYSE : TAK) between May 2013 and March 2018 . • Mr . Nagura worked as a senior manager at Nissan Motor Co . , Ltd . (OTCMKTS : NSANY) between April 2018 and December 2020 . • Mr . Nagura served as a financial controlling director at DHL Japan, Inc . between January 2021 and May 2023 . • Mr . Nagura received his bachelor’s degree in International Relationships from Kobe City University of Foreign Studies in 2000 and his master’s degree in Accounting & Corporate Finance from Chuo Graduate School of International Accounting in 2015 . • Mr . Watanabe has served as our Corporate Executive Officer and Chief Marketing Officer since August 2021 . • Mr . Watanabe worked for Nissan Motor Co . , Ltd . (OTCMKTS : NSANY) , serving various key management positions overseas, for more than 30 years . • Mr . Watanabe served as the key account executive at Continental Automotive Japan Co . , Ltd . between October 2013 and February 2020 . • Mr . Watanabe served as the deputy chief executive officer at GLM Co . , Ltd . between March 2020 and April 2021 . • Mr . Watanabe received his bachelor’s degree in Law from Chuo University in 1983 . Weicheng Hsiao Hiroto Nagura Takashi Watanabe Representative Director and Chief Executive Officer Chief Financial Officer Corporate Executive Officer and Chief Marketing Officer

Board of Directors 20 Takayuki Tokoroda Independent Director Yuri Konno Independent Director Koki Kawana Independent Director Eiji Fujino Director Hirotaka lkeda Independent Director Feng Wu Independent Director • Mr . Fujino has served as our Director since May 2021 . • Mr . Fujino has served as the representative director at Meiwa Co . Ltd . , a Japanese solar power generation company, since February 2014 . • Mr . Fujino has served as the representative director at Delta Co . Ltd . , a Japanese web development company, since February 2014 . • Mr . Fujino has served as a director at WAB Co . Ltd . , a Japanese grand handling company, since April 2018 . • Mr . Fujino graduated from Josai University Senior High School in 2003 . • Mr . Ikeda has served as our Independent Director and Nomination and Corporate Governance Committee Member since May 2023 . • Mr . Ikeda has served as the representative director at Myts Co . , Ltd . since November 2010 . • Mr . Ikeda has served as a corporate auditor at LK Japan Co . , Ltd . since June 2020 . • Mr . Ikeda has served as the representative director at Sakae Digital LLC since November 2022 . • Mr . Ikeda received his bachelor’s degree in Management Science, master’s degree in Commerce, and master’s degree in Economics from Osaka Gakuin University . • Mr . Tokoroda has served as our Independent Director and Nomination and Corporate Governance Committee Member since May 2023 . • Mr . Tokoroda served as our director from December 2021 to April 2023 . • Mr . Tokoroda has also served as the chief executive officer at B . H Co . , Ltd . (KRX : 090460 ), a Japanese whole - seller, since August 2007 . • Mr . Tokoroda graduated from Chiba Meitoku Senior High School in 2003 . • Ms . Konno has served as our Independent Director and Audit Committee Member since May 202 3 . • Ms . Konno also runs Dial Service Co . , Ltd . , a large counseling and consulting company she founded in May 1969 , in Japan . • Ms . Konno also served as the first female outside director at Meiji Yasuda Life Insurance Company, a mega Japanese life insurance company between July 1990 and July 1995 . • Ms . Konno received her bachelor’s degree in English Literature from Tsuda University in 1958 . • Mr . Kawana has served as our Independent Director, Audit Committee Member and Compensation Committee Member since May 2023 . • Mr . Kawana has also served as the chief executive officer at Job - up Co . , Ltd . , a Japanese employment agency, since June 2019 . • Mr . Kawana served as the executive vice - president at P - up Co . , Ltd . between 2013 and May 2019 . • Mr . Kawana graduated from Saitama Kenritsu Kawagoe - nishi High School in 1999 . • Mr . Wu has served as our Independent Director, Audit Committee Member and Compensation Committee Member since May 2023 . • Mr . Wu has also served as the president at Kyouwatusyou Co . , Ltd . , a Japanese company that specializes in original equipment manufacturing (OEM) sales for Japanese manufacturers, since October 2002 . • Mr . Wu received his bachelor’s degree in Commerce from Takushoku University in 1997 . • Mr . Hsiao is our founder and has served as our Representative Director and Chief Executive Officer since May 2019 . • Mr . Hsiao also spends limited time participating in the operation of Goodride Japan INC . , a Japanese wholesale tires company he founded in September 2017 while running our Company full time . • Mr . Hsiao founded a racing team to compete in the D 1 Grand Prix series and modified and adapted the racing cars within the regulations . • Mr . Hsiao was trained in Economics at Keiai University in 2003 . Weicheng Hsiao Representative Director and Chief Executive Officer

Growth Strategies

Growth Strategies 22 C ontinue to grow our sales and expand our sales and distribution channel D evelop our own original designed products M aintain and further develop business relationships with our existing and potential customers I mprove public relations and brand awareness and enhance customer loyalty D iversify revenue source Implement Level 4 autonomous driving technology and the operating system on our electric light commercial vehicles • Develop strategic alliances with Bosai System and Autobacs Seven to promote the sales and distribution of our electric light com mercial vehicles via their sales channels • P lan to launch our first originally designed electric light commercial vehicle — PUZZLE In the first half of 2025 • Expect to enter into a consignment contract with a technology development company that specializes in autonomous driving tech nol ogy • Plan to implement Level 4 autonomous driving technology and the operating system on our electric light commercial vehicles by co nnecting it to the HW ELECTRO Platform Service and expect to launch them in the Japanese market during the 2030s. • P l an to open new showrooms, participate in various series of exhibitions and events in Japan, collaborate with more dealers and di stributors, promote vehicles and brands through social media platforms, engage with our existing and potential customers to receive real - time feedba ck • Expect to cooperate with business alliances to provide high - quality sales and after - sales services • Intend to continue developing and upgrading the HW ELECTRO Platform Service so as to incorporate more functions into it • Plan to invest more resources to ensure the good quality of our electric light commercial vehicles See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Operational &Financial Highlights

Operational Highlights 24 Corporations and local governments have demonstrated the demand for our light commercial vehicles: Number of Vehicles Sold by Models * During the six months ended March 31 , 2023 and the fiscal year ended September 30 , 2022 , we sold our electric light commercial vehicles to 11 and 11 customers, respectively . While we have our primarily targeted corporate customers, we believe that the ELEMO - L can be used as recreational camping vehicles, which we expect may enable us to increase consumer market penetration. Our Customers L ogistics and home delivery companies Civil engineering and construction companies Fire departments of the local governments See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 10 15 6 34 FY2022 1H2023 Unaudited ELEMO ELEMO-K *Twelve months ended September 30, 2022 and six months ended March 31, 2023. Number of Customers

FY2021 FY2022 Financial Highlights 25 0.0% 31% FY2021 FY2022 Gross Profit Margin* (US $,000) 442.8 (%) See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. * Fiscal Year Ended September 30, 2021 and 2022, as applicable. 65% 35% FY2022 ELEMO ELEMO-K Revenue Breakdown* Revenue*

Financial Highlights 26 - 66% - 14% 1H2022 Unaudited 1H2023 Unaudited Gross Profit Margin* (%) See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. * Six months ended March 31, 2022 and 2023. 30% 70% 1H2023 Unaudited ELEMO ELEMO-K 27 1,256 1H2022 Unaudited 1H2023 Unaudited (US $,000) Revenue* Revenue Breakdown*

Contact 27 Edric Guo CEO Email: info@univest.us Tel: +1 - 212 - 343 - 8888 Address: 75 Rockefeller Plaza, Suite 1838, New York, NY 10019 HW Electro Co., Ltd. Issuer Email: ir@hwelectro.com Tel: +81 3 - 6457 - 1469 Address: 301, Aomi 2 - chome 7 - 4 the SOHO, Koto - ku , Tokyo 135 - 0064 Japan Univest Securities, LLC Representative of the Underwriters